Exhibit 10.2

FORM OF

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (Agreement), effective as of [            ], 2017, is between ManTech International Corporation (Company), and [            ](Grantee), pursuant to the terms of the Management Incentive Plan of ManTech International Corporation – 2016 Restatement, as may be amended from time to time (Plan). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

1.	Performance-Based Restricted Stock Unit Grant. The Company hereby grants to the recipient of the award (Grantee), subject to the terms and conditions of this Agreement and the Plan, a copy of which the Grantee acknowledges having received, an Award in the form of performance-based Restricted Stock Units (RSUs). The RSUs are notional units (not actual Shares), representing an unfunded, unsecured right to receive shares in the future based on the level of achievement of the performance criteria set forth in Appendix A over a two-year performance period commencing January 1, 2017 and ending December 31, 2018 (Performance Period). The “target” number of RSUs awarded is [ ] RSUs (Target Award). The actual number of RSUs earned will be determined in accordance with Appendix A, and may range from 0% to 150% of the Target Award.

2.	Continued Employment Requirement. To earn the RSUs, in addition to satisfying the applicable performance criteria set forth in Appendix A, Grantee must remain employed through the last day of the Performance Period. Except as provided in Section 3 of this Agreement, if Grantee’s employment terminates for any reason before the last day of the Performance Period, the RSUs shall immediately and automatically be forfeited as of the date of termination, and Grantee shall have no further rights with respect to this Award. Subject to Section 15 of this Agreement, the Committee shall determine in its sole discretion whether and when a termination of employment occurs and such determination shall be final and binding.

3.	Death or Disability. If, before the last day of the Performance Period, the Grantee’s employment terminates due to the Grantee’s death or if the Grantee’s employment is terminated by the Company due to the Grantee’s Disability, the Target Award shall become vested as of the date of termination. As soon as practicable (and in all events with 60 days) following the date of such termination of employment, the Company shall issue to the Grantee (or the Grantee’s estate, heir or beneficiary) one Share for each vested Restricted Stock Unit. For purposes of the Award, the Grantee shall be deemed to have a “Disability” if, in the determination of the Committee (or its designee), the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

4.	Issuance of Shares. Except as provided in Section 3 of this Agreement, to the extent the Committee (or its designee) determines in accordance with Appendix A that RSUs have been earned, the Company shall issue to the Grantee one Share for each Restricted Stock Unit that is earned, with such issuance occurring between January 1, 2019 and March 15, 2019, as soon as practicable after the Committee makes its determination.

5.

Tax Withholding. In accordance with Section XIII of the Plan, the Company shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and other taxes (including the Grantee’s payroll tax obligations) required by law to be withheld with respect to this Award. The Grantee may be required to pay to the Company in cash or cash equivalents, either prior to or concurrent with the delivery of Shares in respect of any earned RSUs, the amount required by law to be withheld by the Company. Unless otherwise directed by the Grantee, the Company (or an Affiliate) shall withhold from the number of Shares to be issued in respect of any earned RSUs such number of

Shares having an aggregate fair market value equal to minimum amount of the any federal, state, local and other taxes (including the Grantee’s payroll tax obligations) required by law to be withheld by the Company. The Committee (or its designee) may establish other rules and procedures to allow the Grantee to satisfy and to facilitate the required tax withholding from time to time.

6.	Restrictions on Transfer. The RSUs, this Award, and any right to receive Shares pursuant to this Award, may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee.

7.	Limitation of Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the RSUs (including, for the sake of clarity, any voting rights, or any right to dividends or dividend equivalents) unless and until actual Shares are issued pursuant to Section 3 or Section 4 of this Agreement, above. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or an affiliate or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.

8.	Changes in Capitalization. The RSUs shall be subject to the provisions of Sections 11.1 and 11.2 of the Plan relating to adjustments for changes in capital structure.

9.	Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery, (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery, or (d) if sent by facsimile or electronic mail, upon confirmation of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows):

a.	If to the Company to:

Mike Putnam

SVP – Corporate & Regulatory Affairs

ManTech International Corporation

2251 Corporate Park Drive

Herndon VA, 20171

Email: mike.putnam@mantech.com

b.	If to the Grantee, to the address of the Grantee in the records of the Company.

10.	Construction. This Agreement and RSUs hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Grantee hereby acknowledges that a copy of the Plan has been delivered to the Grantee and accepts the RSUs hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. The construction of and decisions under the Plan and this Agreement are vested in the Committee (or its designee), whose determinations shall be final, conclusive and binding upon the Grantee.

11.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.

12.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

14.	Clawback Policy. This Award, and any amounts earned hereunder shall be subject to the Company’s clawback policy, as may be amended or superseded from time to time.

15.	Section 409A. This Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder or any exception thereto (Section 409A) under the short-term deferral exception in Treas. Reg. §1.409A-l(b)(4). To the extent applicable, the provisions of this Agreement shall be interpreted and construed in a manner intended to comply with Section 409A. To the extent all or any portion of the Award is determined to constitute deferred compensation for purposes of Section 409A, and settlement of the Award (or the portion thereof that is determined to constitute deferred compensation) is triggered by a termination of the Grantee’s employment, the Grantee shall not be deemed to have terminated employment unless and until the Grantee has experienced a “separation from service,” as that term is used in Section 409A. The Company makes no representation that this Award will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to this Award or to mitigate its effects on this Award.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the date first above written.

MANTECH INTERNATIONAL CORPORATION

By:
	Name:	Kevin M. Phillips
	Title:	President and Chief Operations Officer

GRANTEE

By:
Name:

Appendix A

1.	The number of Restricted Stock Units earned will be determined based on the extent to which the revenue and earnings per share goals described below have been achieved over the two-year Performance Period.

2.	For purposes of this Award, the compounded annual growth rate (“CAGR”) of a performance measurement shall mean the year-over-year growth rate of that performance measure over the two-year Performance Period. CAGR shall be calculated as follows:

For the Revenue CAGR calculation, the Beginning Value is $1,602,000. For the EPS CAGR calculation, the Beginning Value is $1.47. For both calculations, the # of years is equal to 2.

3.	Subject to Section 9 of this Appendix below, the number of Restricted Stock Units earned shall be determined pursuant to the following schedule:

Performance Range	If the “Final Performance Score is”	Then the following percentage of the Target Award will be earned:
Below Threshold	Below 30%	0%
Threshold	30% to < 60%	33%
Tier	60% to < 85%	66%
Target Performance	85% to < 115%	100%
Exceptional Performance	115% to 130%	125%
Maximum	130%+	150%

4.	For purposes of this Award, the Target Performance Score is based on the sum of goals for Revenue CAGR and EPS CAGR, such that the Combined CAGR Target Performance Score is 10.0%.

5.	The Actual Performance Score is the sum of the calculation of Revenue CAGR and the calculation of EPS CAGR.

6.	The Final Performance Score is the result of the Actual Performance Score divided by the Target Performance Score.

7.	For purposes of this Award, the term “Revenue” means the total revenue from all sources determined in accordance with GAAP and as reported in the Company’s Form 10-K for the corresponding fiscal year, as may be adjusted in accordance with Section 9 of this Appendix, below.

8.	For purposes of this Award, the term “EPS” means diluted earnings per share from continuing operations determined in accordance with GAAP and as reported in the Company’s Form 10-K for the corresponding fiscal year, as may be adjusted in accordance with Section 9 of this Appendix, below.

9.	All calculations with respect to the Award shall be made by the Committee (or its designee) in the Committee’s sole discretion, and such calculations and resulting determinations shall be final and binding. Without limiting the foregoing, (a) Revenue and EPS shall be adjusted to exclude the cumulative effect of changes in accounting policies (which include changes in GAAP) adopted by the Company during the Performance Period, and (b) EPS shall be adjusted to exclude the impact of any asset write-downs or goodwill impairments. Additionally, the Committee may, in the exercise of discretion permitted under Code Section 162(m), reduce Revenue and EPS to take into account unexpected, extraordinary or other events and may, in its sole discretion, otherwise adjust the amounts that would otherwise be earned by the Grantee pursuant to this Appendix A.